BARENTSZ CAPITAL LIMITED

SEAL

BRITISH VIRGIN ISLANDS

Barentsz Capital Limited

INCORPORATED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS

CERTIFICATE NUMBER

SHARES

PAR VALUE $0.00001
CLASS A ORDINARY SHARES

CUSIP NO.

THIS CERTIFIES THAT

Is The Owner Of

FULLY PAID NON-ASSESSABLE SHARES OF THE CLASS A ORDINARY SHARES PAR VALUE OF $0.00001

BARENTSZ CAPITAL LIMITED

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

WEI XIAO
Director

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303.662.1112